UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 22, 2024

SKYWEST, INC.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-14719	87-0292166
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

444 South River Road
St. George, Utah	84790
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(435) 634-3000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, No Par Value	SKYW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2024, the Board of Directors (the “Board”) of SkyWest, Inc. (the “Company”) accepted Jerry Atkin’s offer to retire as a director and Board Chair, effective as of the date of the Company’s 2024 Annual Meeting of Shareholders. Mr. Atkin’s offer to retire was submitted pursuant to a requirement of the Company’s Corporate Governance Guidelines that each director who reaches the age of 75 must submit a letter of resignation from the Board, subject to Board acceptance. The offer to retire tendered by Mr. Atkin was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Atkin joined the Company in 1974 as the Company’s Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer and was elected Board Chair in 1991. Mr. Atkin served as President of the Company until 2011 and as Chief Executive Officer until 2015. The Board greatly appreciates and sincerely thanks Mr. Atkin for his longstanding commitment, leadership and many contributions to the Board and to the Company’s growth and success during his many years of service.

In connection with Mr. Atkin’s retirement, the Board appointed James L. Welch, the Company’s Lead Independent Director, to serve as Board Chair following Mr. Atkin’s retirement, with such appointment to be effective as of the date of the Company’s 2024 Annual Meeting of Shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWEST, INC.

Dated: March 25, 2024	By	/s/ Eric J. Woodward
Eric J. Woodward, Chief Accounting Officer